Exhibit 5.1

Bricker Graydon Wyatt LLP 312 Walnut Street Suite 1800 Cincinnati, OH 45202 513.621.6464 Office www.bricker.com

August 10, 2026

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (the “Corporation”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of the Corporation’s 4.000% Senior Notes due 2029 in the aggregate principal amount of $ 334,650,000 (the “2029 Notes”) and the Corporation’s 5.982% Fixed-To-Floating Rate Senior Notes due 2030 in the aggregate principal amount of $ 938,141,000 (the “2030 Notes” and, together with the 2029 Notes, the “Senior Debt Securities”) being issued by the Corporation pursuant to the Indenture dated as of April 30, 2008, as amended by Article 4 of a Twelfth Supplemental Indenture dated as of April 25, 2022, between the Corporation and Wilmington Trust Company, as trustee, as such Indenture has been supplemented by a Nineteenth Supplemental Indenture dated as of June 10, 2026 (together, the “Senior Debt Indenture”).

As counsel for the Corporation, we have examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to statements of the officers of the Corporation and certificates of public officials, we have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, we are of the opinion that:

1. The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of Ohio.

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2. With respect to the Senior Debt Securities, when (i) the Registration Statement has become effective under the Act, (ii) the terms of the Senior Debt Securities and of their issuance and sale have been duly established in conformity with the Senior Debt Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and (iii) the Senior Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement, then the Senior Debt Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of Ohio and the laws of the State governing the Senior Debt Securities, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Validity of the Notes” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bricker Graydon Wyatt LLP